EXHIBIT 99.1

                    Statement of Principal Executive Officer

I, Dr. Vijay Mallya, state and attest that:

(1) The Quarterly Report of Mendocino Brewing Company, Inc. on Form 10-QSB for the quarterly period ended June 30, 2002 (the "Form 10-QSB") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(2) The information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of Mendocino Brewing Company, Inc.

   /s/ Dr. Vijay Mallya
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   Dr. Vijay Mallya, Chairman of the Board and Chief Executive Officer
   Date: August 10, 2002